EXHIBIT C

JOINT FILING AGREEMENT

AMONG

TELIASONERA AB, TELIASONERA FINLAND OYJ AND SONERA HOLDING B.V.

The undersigned hereby agree that the Statement on Schedule 13D, dated November 17, 2009, with respect to the ordinary shares, nominal value TRY 1.000 per share, of Turkcell Iletisim Hizmetleri A.S. is, and any amendments thereto executed by each of us shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934, as amended, and that this Agreement shall be included as an Exhibit to the Schedule 13D and each such amendment. Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 17th day of November, 2009.

TeliaSonera AB

By:	/s/ Per-Arne Blomquist
Name: Per-Arne Blomquist
Title: Executive Vice President and Chief Financial Officer

By:	/s/ Jan Henrik Ahrnell
Name: Jan Henrik Ahrnell
Title: Senior Vice President and Head of Group Legal Affairs

TeliaSonera Finland Oyj

By:	/s/ Per-Arne Blomquist
Name: Per-Arne Blomquist
Title: Director

By:	/s/ Jan Henrik Ahrnell
Name: Jan Henrik Ahrnell
Title: Director

Sonera Holding B.V.

By:	/s/ Christian Luiga
Name: Christian Luiga